Exhibit 99.2

Transcript of Narrative to CEO Quarterly Update

Hi, this is Chuck Mache, CEO of American TonerServ, and I want to spend a few minutes with you to provide an update on the company and the progress we are making.

Last week, we reported financial results for the first quarter of 2009, and without going into detail, I can summarize by telling you that for the first time in our history at ATS we are reporting positive adjusted EBITDA for a single quarter.

Additionally our ATS revenues increased 137% over last quarter. In fact, over the last three quarters, revenues increased from $2.6 million to $4.7 million to $6.2 million respectively. The financial improvements reflect the continuation of our consolidation strategy coupled with a new organic growth emphasis.

The acquisition of IPrint Technologies in November of 2008 gave ATS a great jumpstart in 2009 and we’ve been able to fuel their solid leadership and management with our volume purchasing power, operational infrastructure support and our marketing expertise.

We continue to make tangible progress in our mission to grow by acquisition and become the leading strategic consolidator in $6.0 billion highly fragmented, independent segment of the printer supplies and services industry. In April we entered into a Sales Partner Agreement with Mid-America Environmental who operates as Alpha Laser/Alpha Imaging . They are located in Evansville, IN, and have expertise in both the printer and copier industries and strong ties to their customer base.

While the world continues to be bombarded by negative economic news, we’ve managed in one respect to turn that into a “weapon” at ATS.

Our value proposition with remanufactured toner absolutely hits at the core of corporate America’s focus on “cost cutting” as we’re positioning our favorable pricing as an avenue for customers to reduce a significant portion of their office supply spend.

As a result, we are aimed directly at our target market and focusing on organic growth strategies. It is my job as the CEO to take the momentum that began last year - fueled by our iPrint acquisition in the fourth quarter -and advance the company forward positively – regardless of the economic climate. We are doing that with three key strategies:

1.	We are expanding our Sales Partner Program, which allows independent sales partners to join the ATS Community, take advantage of our buying power, our operational infrastructure, and earn very generous commissions for selling our supplies and service.
2.	Our fine Florida hub, TonerType, which is lead by two brothers who are experts in this business, have recently completed a national deal with a large hospital chain that will deepen our foothold in that market and potentially open doors to other hospital entities that all purchase under the same umbrella.
3.	We continue to seek selective acquisition opportunities like Alpha Laser/Alpha Imaging that view our buying power, support, and the opportunity to be part of ATS as getting them to their next level.

We believe the industry is ripe for consolidation and ATS’ product offering bodes particularly well for our customer’s in today’s economic environment. As the CEO of a public company who is providing an update such as this to you, I must be careful to control my enthusiasm. Our first quarter press release is attached and I’m committed to keeping you apprised of our progress as the year unfolds and intend to reach out to you quarterly as we announce our financial progress.

For your information our stock symbol is ASVP and if you’d like to learn more about the company, I’m leaving my contact information in this update for you to have. If you haven’t reviewed our latest release on our first quarter financials, you may do so at www. americantonerserv. com., and it is attached. I’d like to thank you for your continued support of American TonerServ and do feel free to reach out to me at any time. All the best.